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                                                             EXHIBIT 99(a)(5)(3)

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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KEVIN BESWICK,                                          :
                                                        :   C.A. NO.
                                    Plaintiff,          :
                                                        :
LEWIS I. ROTHMAN, LAVONDA ROTHMAN,                      :
BERNIE ROSENBLUM, MAUREEN                               :
COLLETON, JOHN OLIVA, JANE                              :
VARGAS, JOHN F. BARRY, JR.,                             :
JRC ACQUISITION CORP., L&LR,                            :
INC. and 800-JR CIGAR, INC.,                            :
                                                        :
                                    Defendants.         :
                                                        :
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                                    COMPLAINT

     Plaintiff alleges upon information and belief, except as to paragraph 1 which is alleged upon personal knowledge, as follows:

                                   THE PARTIES

     1. Plaintiff is the owner of shares of the common stock of 800-JR Cigar, Inc. ("JR Cigar" or the "Company") and has been the owner of such shares continuously since prior to the wrongs complained of herein.

     2. JR Cigar is a corporation duly existing and organized under the laws of the State of Delaware, with its principal offices located at 301 Route 10 East, Whippany, New Jersey. The Company is a distributor and retailer of brand name premium cigars.

     3. Lewis I. Rothman ("Lew Rothman") is President, Chief Executive Officer and Chairman of the Board of JR Cigar.

     4. Defendant LeVonda Rothman ("LeVonda Rothman") is


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Executive Vice President, Secretary, and a director of JR Cigar.

     5. Defendant JRC Acquisition Corp is a wholly-owned subsidiary of L&LR, Inc., which in turn is owned by Lewis Rothman, LeVonda Rothman and the Lewis I. Rothman 1998 Trust #1 (collectively, the "Rothman Defendants").

     6. The Rothman Defendants, individually and through their ownership of L&LR, Inc., beneficially own 78.4% of JR Cigar's outstanding common stock. As the majority shareholders of JR Cigar, the Rothman Defendants owe fiduciary duties of good faith, fair dealing, loyalty, candor, and due care to plaintiff and the other members of the Class.

     7. Defendants Bernie Rosenblum, Maureen Coleton, John Oliva, Jane Vargas and John F. Barry, Jr. are and at all times relevant hereto have been directors of JR Cigar.

     8. The Individual Defendants are in a fiduciary relationship with plaintiff and the other public stockholders of JR Cigar, and owe plaintiff and the other members of the class the highest obligations of good faith, fair dealing, due care, loyalty and full and candid disclosure.

                            CLASS ACTION ALLEGATIONS

     9. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of himself and holders of JR Cigar common stock (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or


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affiliated with any of the defendants.

     10. This action is properly maintainable as a class action.

     11. The Class is so numerous that joinder of all members is impracticable. There are hundreds of Class members who own shares of JR Cigar stock.

     12. There are questions of law and fact which are common to the Class, including the following:

          (a) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the other members of the Class; and

          (b) whether the Class is entitled to injunctive relief or damages as a result of defendants' wrongful conduct.

     13. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

     14. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.


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                             SUBSTANTIVE ALLEGATIONS

     15. On August 28, 2000, JR Cigar announced that it had signed a definitive agreement whereunder JRC Acquisition Corp. will acquire the shares of JR Cigar common stock that the Rothman Defendants do not already own for $13.00 per share.

     16. The Rothman Defendants timed the announcement of the proposed buyout to place an artificial lid on the market price of JR Cigar's stock so that the market would not reflect JR Cigar's improving potential, thereby purporting to justify an unreasonably low price.

     17. The Rothman Defendants have access to internal financial information about JR Cigar, its true value, expected increase in value and the benefits of 100% ownership of JR Cigar to which plaintiff and the Class members are not privy. The Rothman Defendants are using such inside information to benefit themselves in this transaction, to the detriment of JR Cigar's public stockholders.

     18. The Rothman Defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of JR Cigar's public shareholders. The Rothman Defendants have voting control of the Company and control its proxy machinery. They have selected and elected all of JR Cigar's directors who are beholden to the Rothman Defendants for their offices and the valuable perquisites which they enjoy therefrom.

     19. The Rothman Defendants, with the acquiescence of the

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other directors of JR Cigar, are engaging in self-dealing and not acting in good faith toward plaintiff and the other members of the Class. By reason of the foregoing, the Individual Defendants have breached and are breaching their fiduciary duties to the members of the Class.

     20. Unless the proposed buyout is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class to the irreparable harm of the members of the Class.

     21. Plaintiff and the Class have no adequate remedy at law.

     WHEREFORE, plaintiff demands judgment against defendants as follows:

          1. declaring this action to be a class action and certifying plaintiff as class representative;

          2. enjoining, preliminarily and permanently, the transaction complained of;

          3. to the extent, if any, that the transaction or transactions complained of are consummated prior to the entry of this Court's final judgment, rescinding such transaction or transactions, or granting, inter alia, rescissory damages to the Class;

          4. directing that defendants pay to plaintiff and the other members of the class all damages caused to them and account for all profits and any special

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               benefits obtained as a result of their unlawful conduct;

          5. awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts, and

          6. granting plaintiff such other and further relief as may be just and proper.


                                            ROSENTHAL, MONHAIT, GROSS
                                                 & GODDESS, P.A.


                                       By:   /s/ (Illegible)
                                             ---------------------------------
                                             Suite 1401, Mellon Bank Center
                                             P.O. Box 1070
                                             Wilmington, DE 19899
                                             (302) 656-4433
                                             Attorneys for Plaintiff

Of Counsel:

SCHIFFRIN & BARROWAY, LLP
Marc A. Topaz
Patricia C. Weiser
Three Bala Plaza East
Suite 400
Bala Cynwyd, PA 19004
(610) 667-7706

CAULEY & GELLER, LLP
Paul J. Geller
One Boca Place
2266 Glades Road, Suite 421A
Boca Raton, FL 33431